Exhibit 5.1

701 BRAZOS STREET SUITE 1100 AUSTIN TEXAS 78701 TELEPHONE: 737.309.7000 WWW.MOFO.COM

MORRISON & FOERSTER LLP

AUSTIN, BEIJING, BERLIN, BOSTON,

BRUSSELS, DENVER, HONG KONG,

LONDON, LOS ANGELES, MIAMI,

NEW YORK, PALO ALTO,

SAN DIEGO, SAN FRANCISCO, SHANGHAI, SINGAPORE,

TOKYO, WASHINGTON, D.C.

May 8, 2023

Krystal Biotech, Inc.

2100 Wharton Street, Suite 701

Pittsburgh, Pennsylvania 15203

Ladies and Gentlemen:

We are acting as counsel to Krystal Biotech, Inc., a Delaware corporation (the “Company”), in connection with its effective Registration Statement on Form S-3 (File No. 333-271167) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which became effective upon filing on April 6, 2023, the related prospectus included therein (the “Base Prospectus”), and the prospectus supplement filed with the Commission on May 8, 2023 pursuant to Rule 424(b)(5) promulgated under the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). This opinion is rendered in connection with the proposed issuance and sale by the Company of shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), having an aggregate offering price of up to $150,000,000 (the “Placement Shares”), pursuant to the terms of that certain Sales Agreement, dated May 8, 2023 (the “Sales Agreement”), by and between the Company and Cowen and Company, LLC and in the manner described in the Prospectus Supplement.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Placement Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Placement Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Prospectus will be legally issued, fully paid and nonassessable.

This opinion is furnished to you in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Placement Shares, which Form 8-K will be incorporated by reference into the Registration Statement and the Prospectus and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.

We hereby consent to the filing of this opinion as an exhibit to the above-described Current Report on Form 8-K and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Morrison & Foerster LLP

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